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                                                                      Exhibit 27

                        [JAPONICA PARTNERS' LETTERHEAD]





                                                                 October 5, 1994



VIA FACSIMILE

Board of Directors
Borden, Inc.
277 Park Avenue
New York, New York  10172

Dear Board Members:

1.        JAPONICA PREPARING PROPOSAL
We are in the process of preparing a proposal that seeks to create greater value than the RJR stock cram-down for Borden's shareholders, employees, customers, and suppliers. Consistent with industry practice, a proposal's financing and sources of funds will follow the determination of a transaction structure and the submission of such a proposal. As previously stated, our preference is as a proactive white knight.

As you undoubtedly realize, the sale of assets at characteristically liquidation prices, if allowed to continue, may not only eradicate up to $700 million in business revenue, but may substantially impair shareholder value, and seek to erect yet another obstacle to structuring the financing for an alternate proposal. Conversely, these assets could be a key ingredient in the rebuilding of Borden, an integral part of our proposal.

2.        POSTPONING THE ASSET SALES
It is difficult to see anything but upside potential to postponing the sale of assets until the current situation is resolved. Asset sales are not required by Borden's proposed transaction with Whitehall, and the proceeds of such sales do not appear to increase the value to be realized by Borden's shareholders.
On the other hand, altering the composition and diminishing the size of Borden's business as a result of divestitures not only reduces Borden's value, but also makes it more difficult to evaluate Borden and formulate an alternate proposal.



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3.        JAYS SOLD AT 12% OF REVENUE
Only a few weeks ago, it was reported that the almost $100 million-in-sales Jays snack business was sold for no more than $12 million, or 12% of revenue. It was also reported that Borden purchased Jays for about $30 million in 1986 and spent millions in new, state-of-the-art automated equipment and expanded capacity.

4.        $5 PER SHARE LOSS IN VALUE
How can a continuation of this liquidation be justified when shareholders have been punished with a loss of approximately $5 per share since the asset sale program was announced in January, at which time the stock was trading as high as $18-3/8?

In fact, some have suggested that a continuation for the sale of assets may be yet another tactic to discourage a competing proposal and obstruct the maximization of shareholder value.

5.        THE MISLEADING $25 MILLION ASSET SALE LIMIT
Statements that Borden's pre-takeover asset sales are limited to $25 million seem to be grossly misleading, given that assets generating $500 million to $700 million in sales are currently on-the-block but are excluded from the transparent limit. Furthermore, the Company's continued non-disclosure of the terms associated with the sale of assets, including the roles and fees paid to various advisers can only be viewed as another effort to cover-up the on-going liquidation. (See attached listing of 1994 Known Asset Sales)

Please exercise your fiduciary duty of care and duty of loyalty and put an end to the apparent liquidation of Borden's assets.

                                        Respectfully,




                                        JAPONICA PARTNERS
See Attached





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                                                                      Exhibit 27

                                  Borden, Inc.
                             1994 Known Asset Sales




        Date                     Business Sold
        -----                    -------------

 1.      May-94                   Borden Ice Cream Japan
 2.      May-94                   U.S. Claim Products
 3.      May-94                   Bennett's Sauces
 4.      May-94                   Foodservice Division
 5.      Jul-94                   Bama Jams
 6.      Jul-94                   Accent Hobby
 7.      Aug-94                   Jays snacks
 8.      Sep-94                   Campfire marshmallows
 9.      Oct-94                   Heller, France
10.      Oct-94                   Humbrol, U.K.





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